Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

Vitro Biopharma, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001		(1)	2,179,344		$15.00	(1)	$32,690,160	$0.00014760	$4,825.07
Fees Previously Paid				(2)		(2)	-		-	-	1,699.02
Total Offering Amounts									$32,690,160		$4,825.07
Total Fees Previously Paid									$-		$1,699.02
Total Fee Offsets									-		$0.00
Net Fees Due									$-		$3,126.05

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act.
(2)	Previously Paid